WC-318404

Certificate of Incorporation on Change of Name

I DO HEREBY CERTIFY that

Helicopter Finance Ltd.

having by Special resolution dated 7th day of February Two Thousand Seventeen changed its name, is now incorporated under name of

CHC Finance Ltd.

Given under my hand and Seal at George Town in the Island of Grand Cayman this 8th day of February Two Thousand Seventeen

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

An Authorised Officer,
Registry of Companies,
Cayman Islands.

Authorisation Code : 933403430947
www.verify.gov.ky
08 February 2017